United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2008

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.

On June 11, 2008, the Registrant sold all the membership interests in Regal Medical Supply, LLC, the Registrant’s contracture management products and services subsidiary (“Regal”), to three purchasers, for a price of $501,000, paid in cash. Two of the purchasers (Messrs. John Shero and Carl David Ray) were among the owners of Regal from whom the Registrant acquired Regal in January 2007, and Mr. Shero was a vice president of Regal throughout the Registrant’s ownership of Regal. The purchase price was determined by arms’ length negotiations between the Registrant and the purchasers.

In connection with the sale, the Registrant agreed that for a period of three years, the Registrant would not compete with Regal by engaging in any business providing contracture management services in the long-term care market and rehabilitation settings by assisting facility personnel in product selection, product fitting and billing services; provided, however, that such restrictions shall not be applicable to any successor in interest to all or any portion of the Registrant’s medical products and/or personal care products segments as they presently exist. Additionally, the Registrant, Mr. Shero and Regal exchanged mutual releases.

As a result of the sale, the Registrant expects to recognize a loss of approximately $1.7 million in the quarter ended June 30, 2008. As of June 30, 2008, the operating loss and loss from disposal of Regal, will be reflected in the Registrant’s financial statements as a discontinued operation.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 17, 2008, Mr. David S. Hershberg, was appointed by the Registrant’s Board of Directors (the “Board”) to fill a vacancy on the Board and serve as a member of the Board until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Hershberg will also serve as a member of the Board’s Compensation Committee and the Nominating/Corporate Governance Committee.

Item 8.01.    Other Events.

Regal Press Release

On June 11, 2008, the Registrant issued a press release announcing the sale of all the membership interests in Regal. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Repurchase Program

In December 2007, the Registrant adopted a common stock repurchase program (the “Repurchase Program”), pursuant to which the Registrant was authorized to purchase up to $2,000,000 of its outstanding common stock from time to time at prices and on terms as determined from time to time. In May 2008, the amount which may applied to the repurchase of the Registrant’s common stock was increased to $6,000,000. The Registrant modified the Repurchase Program to include the purchase from time to time of its 5% Convertible Subordinated Notes due December 7, 2011 (the “Convertible Notes”), in addition to shares of the Registrant’s common stock. In connection with the modification of the Repurchase Program, Wachovia Bank, National Association, agreed to a waiver and modification of the Credit Facility to permit the Registrant’s purchase of its Convertible Notes.

Item 9.01.    Financial Statements and Exhibits.

(b)	Pro Forma Financial Information of Langer, Inc. The pro forma financial information required by this item is hereby included in Exhibit 99.2 attached hereto.

(d)	Exhibits.

2.1
Sale Agreement dated June 11, 2008, among the Registrant, as seller and Messrs. John Shero, Carl David Ray, and Ryan Hodge, as purchasers with respect to the outstanding membership interests in Regal Medical Supply, LLC.

99.1	Press Release dated June 11, 2008, regarding the sale of Regal Medical Supply, LLC (furnished only).

99.2	Pro Forma Financial Information of Langer, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: June 17, 2008	Langer, Inc.

	By:	/s/ Kathleen P. Bloch
Kathleen P. Bloch, Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1
Sale Agreement dated June 11, 2008, among the Registrant, as seller and Messrs. John Shero, Carl David Ray, and Ryan Hodge, as purchasers with respect to the outstanding membership interests in Regal Medical Supply, LLC.

99.1	Press Release dated June 11, 2008, regarding the sale of Regal Medical Supply, LLC (furnished only).

99.2	Pro Forma Financial Information of Langer, Inc.